                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  DECEMBER 1, 1997



                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)



      DELAWARE                         1-10662                  75-2347769
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                      Identification No.)



      810 HOUSTON STREET, SUITE 2000, FORT WORTH, TEXAS            76102
           (Address of principal executive offices)              (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On December 1, 1997, Cross Timbers Oil Company, a Delaware corporation ("the Company"), acquired interests in certain producing oil and gas properties in the San Juan Basin of New Mexico from a subsidiary of Amoco Corporation ("Amoco"). The interests acquired consist of 130,000 net acres in San Juan and Rio Arriba counties of New Mexico. The Company's internal engineers estimate proved reserves attributable to the acquisition to be 205 billion cubic feet of natural gas, 13 million barrels of natural gas liquids and 1.2 million barrels of oil, or a total of 48.5 million barrels of oil equivalent. Net daily production averages 39 million cubic feet of gas, 2,500 barrels of natural gas liquids and 230 barrels of oil from more than 1,660 gross (720 net) wells.

The purchase was made pursuant to a Purchase and Sale Agreement dated September 29, 1997, with a stated purchase price of $252 million and warrants to purchase 625,000 shares of the Company's common stock at price of $22.97 per share for a period of five years. After adjustments for other acquisition costs, estimated cash flows through date of closing and preferential purchase rights exercised by third parties, the properties were purchased for approximately $195 million, including approximately $5.7 million value for the warrants. Amoco elected to accept certain producing properties owned by the Company valued at $15.7 million in lieu of cash, reducing cash consideration to $173.6 million, which was funded through borrowings under the Company's Revolving Credit Agreement with commercial banks dated November 21, 1997. Additional purchase price revisions may result from customary post-closing adjustments.


ITEM 5.  OTHER EVENTS.

Conoco, Inc. ("Conoco") had previously filed a lawsuit against Amoco and the Company, seeking a judgment that Conoco was entitled to operate certain wells in which Conoco was a working interest owner and that were included in the Purchase and Sale Agreement dated September 29, 1997 to be sold to the Company (see Item 2 above). As a result of exercising its preferential purchase rights for these properties, Conoco will own the operating interest in the subject wells and, accordingly, on December 2, 1997, Conoco filed a notice of non-suit as to the Company, dismissing the Company from the lawsuit.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial statements of businesses acquired.

     Statements of revenues and direct operating expenses for the properties acquired from Amoco for the year ended December 31, 1996 (audited) and for the nine months ended September 30, 1997 (unaudited) are impracticable to file as of the date of this report. Such financial statements will be filed by amendment as soon as practicable, but no later than February 16, 1998.

(b)  Pro forma financial information.

     A pro forma consolidated balance sheet for the Company at December 31, 1996 and pro forma consolidated statements of operations for the Company for the year ended December 31, 1996 and the nine months ended September 30, 1997, which reflect the impact of the properties acquired from Amoco, are impracticable to file as of the date of this report. Such pro forma financial statements will be filed by amendment as soon as practicable, but no later than February 16, 1998.

(c)  Exhibits.

     Exhibit Number                                                       Page
     and Description                                                      Number
     ---------------                                                      ------

     (2) Plan of acquisition, reorganization, arrangement, liquidation or succession

           2.1  Purchase and Sale Agreement by and between Amoco
                Production Company and the Company, dated
                September 29, 1997

     (99)  Additional Exhibits

           99.1 Revolving Credit Agreement, dated November 21, 1997, among the Company and certain commercial banks named therein

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CROSS TIMBERS OIL COMPANY


Date: December 16, 1997             By:    LOUIS G. BALDWIN
                                        ----------------------------------
                                           Louis G. Baldwin
                                           Senior Vice President and
                                             Chief Financial Officer